Main Street Announces Second Quarter 2017 Financial Results

Second Quarter 2017 Net Investment Income Increased to $0.58 Per Share

Second Quarter 2017 Distributable Net Investment Income Increased to $0.63 Per Share (1)

Net Asset Value Increased to $22.62 Per Share

HOUSTON, Aug. 3, 2017 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the second quarter of 2017.

Second Quarter 2017 Highlights

  Net investment income of $32.7 million (or $0.58 per share), representing an 18% increase from the second quarter of 2016
  Distributable net investment income(1) of $35.5 million (or $0.63 per share), representing a 19% increase from the second quarter of 2016
  Total investment income of $50.3 million, representing a 17% increase from the second quarter of 2016
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.7%, or 1.6% after excluding the effect of certain non-recurring professional fees and other expenses
  Generated net realized gains from portfolio company activities totaling $11.0 million
  Net asset value of $22.62 per share at June 30, 2017, representing an increase of $0.52 per share, or 2.4%, compared to $22.10 per share at December 31, 2016, or an increase of $0.80 per share, or 3.6%, after excluding the effect of the semi-annual supplemental cash dividend paid in June 2017
  Net increase in net assets resulting from operations of $42.8 million (or $0.76 per share)
  Paid semi-annual supplemental cash dividend of $0.275 per share in June 2017
  Declared regular monthly dividends totaling $0.555 per share for the third quarter of 2017, or $0.185 per share for each of July, August and September 2017, representing a 2.8% increase from the regular monthly dividends paid for the third quarter of 2016
  Completed $56.1 million in total lower middle market ("LMM") portfolio investments, including investments totaling $40.6 million in three new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $41.9 million in total LMM portfolio investments
  Net increase of $55.3 million in middle market portfolio investments
  Net decrease of $4.9 million in private loan portfolio investments

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the second quarter of 2017, a quarter during which we increased our total investment income and our distributable net investment income per share, both on a sequential basis over the first quarter of 2017 and over the same period in the prior year, and generated $11 million of net realized gains from our investment portfolio. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by over 13%. In addition, we also generated a net increase in net assets from operations of $0.76 per share, which represented an annualized return on equity for the quarter in excess of 13%."

Second Quarter 2017 Operating Results

The following table provides a summary of our operating results for the second quarter of 2017:

	Three Months Ended June 30,
	2017	2016	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$39,065	$33,419	$5,646	17%
Dividend income	8,128	7,735	393	5%
Fee income	3,078	1,711	1,367	80%
Income from marketable securities and idle funds	-	37	(37)	(100%)
Total investment income	$50,271	$42,902	$7,369	17%

Net investment income	$32,693	$27,648	$5,045	18%
Net investment income per share	$0.58	$0.54	$0.04	7%

Distributable net investment income (1)	$35,491	$29,899	$5,592	19%
Distributable net investment income per share (1)	$0.63	$0.58	$0.05	9%

Net increase in net assets resulting from operations	$42,829	$30,911	$11,918	39%
Net increase in net assets resulting from operations per share	$0.76	$0.60	$0.16	27%

The $7.4 million increase in total investment income in the second quarter of 2017 from the comparable period of the prior year was principally attributable to (i) a $5.6 million increase in interest income primarily related to higher average levels of portfolio debt investments and increased activities involving existing investment portfolio debt investments, (ii) a $1.4 million increase in fee income, and (iii) a $0.4 million increase in dividend income from investment portfolio equity investments. The $7.4 million increase in total investment income in the second quarter of 2017 includes an increase of $2.5 million related to higher accelerated prepayment, repricing and other activity for certain middle market and private loan investment portfolio debt investments when compared to the same period in 2016.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $14.8 million in the second quarter of 2017 from $13.0 million for the corresponding period of 2016. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.9 million increase in general and administrative expenses, including approximately $0.3 million related to nonâ€‘recurring professional fees and other expenses incurred on certain potential new portfolio investment opportunities which were terminated during the due diligence and legal documentation processes, (ii) a $0.6 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals and (iii) a $0.5 million increase in interest expense, primarily due to the higher average interest rate and balance outstanding on our long-term revolving credit facility ("Credit Facility") in the second quarter of 2017, with these increases partially offset by a $0.3 million increase in the expenses allocated to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the same period in the prior year. Excluding the effect of the non-recurring professional fees and other expenses, our Operating Expense to Assets Ratio was 1.6% on an annualized basis for the second quarter of 2017, compared to 1.4% on an annualized basis for the second quarter of 2016 and 1.5% for the year ended December 31, 2016. Including the effect of the non-recurring expenses, the ratio for the second quarter of 2017 was 1.7% on an annualized basis.

The $5.6 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the second quarter of 2017 reflects (i) an increase of approximately $0.04 per share from the comparable period in 2016 attributable to the net increase in the comparable levels of accelerated prepayment, repricing and other activity for certain investment portfolio debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2016 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $11.9 million change in the net increase in net assets resulting from operations was primarily the result of (i) an $11.9 million improvement in net change in unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), from net unrealized depreciation of $10.6 million for the second quarter of 2016 to net unrealized appreciation of $1.3 million for the second quarter of 2017 and (ii) a $5.0 million increase in net investment income as discussed above, with these increases partially offset by (i) a $4.5 million decrease in the net realized gain from investments to a total net realized gain for the second quarter of 2017 of $11.0 million and (ii) a $0.4 million increase in the income tax provision. The net realized gain from investments of $11.0 million for the second quarter of 2017 was primarily the result of (i) realized gains of $6.8 million due to activity in our other portfolio, (ii) the realized gain of $2.4 million on the exit of a LMM investment, (iii) the realized gain of $1.4 million on the partial exit of a LMM investment and (iv) realized gains of $0.6 million due to activity in our middle market portfolio.

The following table provides a summary of the total net unrealized appreciation of $1.3 million for the second quarter of 2017:

Three Months Ended June 30, 2017
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
(dollars in millions)
Accounting reversals of net unrealized appreciation recognized in prior periods due
to net realized gains/income (losses) recognized during the current period	$ (3.0)	$ (0.5)	$ (0.7)	$ (6.4)	$ (10.6)
Net unrealized appreciation (depreciation) relating to portfolio investments	5.0	(1.7)	0.4	8.2	11.9
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ 2.0	$ (2.2)	$ (0.3)	$ 1.8	$ 1.3

Unrealized depreciation relating to SBIC debentures (c)					-
Total net change in unrealized appreciation					$ 1.3

(a)	LMM includes unrealized appreciation on 20 LMM portfolio investments and unrealized depreciation on 17 LMM portfolio investments.
(b)	Other includes $4.6 million of net unrealized appreciation relating to our other portfolio and $3.6 million of unrealized appreciation relating to the External Investment Manager.
(c)	Relates to unrealized depreciation on the Small Business Investment Company ("SBIC") debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax provision for the second quarter of 2017 of $2.2 million principally consisted of a deferred tax provision of $1.7 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary bookâ€‘tax differences, and other current tax expense of $0.4 million related to (i) a $0.2 million accrual for excise tax on our estimated undistributed taxable income and (ii) other current tax expense of $0.2 million related to accruals for U.S. federal and state income taxes.

Liquidity and Capital Resources

As of June 30, 2017, we had $21.8 million in cash and cash equivalents and $252.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of June 30, 2017 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of fourteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $750.0 million.
  $303.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.9%.
  $261.2 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $88.8 million of remaining capacity under the permitted maximum amount of SBIC debentures of $350.0 million. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.7% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2019, and the weighted-average remaining duration was approximately 5.8 years.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $90.7 million of notes outstanding that bear interest at a rate of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,282.7 million, or $22.62 per share.

Investment Portfolio Information as of June 30, 2017 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2017:

	As of June 30, 2017
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	75	68	49
Fair value	$ 932.1	$ 624.1	$ 379.8
Cost	$ 815.0	$ 646.3	$ 399.6
% of portfolio at cost - debt	68.3%	96.7%	93.3%
% of portfolio at cost - equity	31.7%	3.3%	6.7%
% of debt investments at cost secured by first priority lien	95.9%	90.2%	90.1%
Weighted-average annual effective yield (b)	12.0%	8.8%	9.5%
Average EBITDA (c)	$ 4.8	$ 92.9	$ 22.3

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 37%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, two middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 163% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.1 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.2 to 1.0 and 2.4 to 1.0, respectively.(2) (3) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted-average investment rating for our total LMM investment portfolio was 2.4 as of June 30, 2017 and 2.3 as of December 31, 2016.

As of June 30, 2017, we had other portfolio investments in ten companies, collectively totaling $103.9 million in fair value and $111.3 million in cost basis, which comprised approximately 5.0% of our investment portfolio at fair value.

As of June 30, 2017, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $37.1 million, which comprised approximately 1.8% of our investment portfolio at fair value.

As of June 30, 2017, we had five investments on non-accrual status, which comprised approximately 0.2% of the total investment portfolio at fair value and approximately 2.6% of its cost. Our total portfolio investments at fair value were approximately 105% of the related cost basis as of June 30, 2017.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the second quarter of 2017, the External Investment Manager generated $2.7 million of fee income from this relationship, and HMS Income ended the second quarter of 2017 with total assets of approximately $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.4 million in the second quarter of 2017 through a $1.6 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.7 million of dividend income we received from the External Investment Manager.

Second Quarter 2017 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 4, 2017 at 10:00 a.m. Eastern Time to discuss the second quarter 2017 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 11, 2017 and may be accessed by dialing 201-612-7415 and using the passcode 13666550#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2017 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)     Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Portfolio company financial information has not been independently verified by Main Street.

(3) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forwardâ€‘looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forwardâ€‘looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forwardâ€‘looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 14,590	$ 12,957	$ 27,576	$ 25,572
Affiliate investments	9,568	8,952	19,468	17,476
Non-Control/Non-Affiliate investments	26,113	20,956	51,116	41,693
Interest, fee and dividend income	50,271	42,865	98,160	84,741
Interest, fee and dividend income from marketable
securities and idle funds investments	-	37	-	168
Total investment income	50,271	42,902	98,160	84,909
EXPENSES:
Interest	(8,793)	(8,255)	(17,400)	(16,437)
Compensation	(4,555)	(3,952)	(8,985)	(7,772)
General and administrative	(3,060)	(2,157)	(6,000)	(4,562)
Share-based compensation	(2,798)	(2,251)	(5,067)	(3,840)
Expenses allocated to the External Investment Manager	1,628	1,361	3,152	2,515
Total expenses	(17,578)	(15,254)	(34,300)	(30,096)
NET INVESTMENT INCOME	32,693	27,648	63,860	54,813

NET REALIZED GAIN (LOSS):
Control investments	3,789	-	3,108	14,358
Affiliate investments	(115)	28,707	22,816	28,707
Non-Control/Non-Affiliate investments	7,307	(13,237)	12,625	(12,419)
Marketable securities and idle funds investments	-	(13)	-	(1,586)
SBIC debentures	-	-	(5,217)	-
Total net realized gain	10,981	15,457	33,332	29,060

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	1,365	(10,585)	(20,726)	(38,114)
Marketable securities and idle funds investments	-	37	-	1,494
SBIC debentures	(36)	127	5,629	(19)
Total net change in unrealized appreciation (depreciation)	1,329	(10,421)	(15,097)	(36,639)

INCOME TAXES:
Federal and state income, excise and other taxes	(438)	(1,098)	(1,690)	(1,468)
Deferred taxes	(1,736)	(675)	(6,122)	1,958
Income tax benefit (provision)	(2,174)	(1,773)	(7,812)	490

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 42,829	$ 30,911	$ 74,283	$ 47,724

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.58	$ 0.54	$ 1.15	$ 1.07
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.76	$ 0.60	$ 1.33	$ 0.94

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.555	$ 0.540	$ 1.110	$ 1.080
Supplemental dividends	0.275	0.275	0.275	0.275
Total dividends	$ 0.830	$ 0.815	$ 1.385	$ 1.355

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	56,166,782	51,441,371	55,648,854	50,995,575

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 671,713	$ 594,282
Affiliate investments	368,488	375,948
Non-Control/Non-Affiliate investments	1,036,745	1,026,676
Total investments	2,076,946	1,996,906

Cash and cash equivalents	21,799	24,480
Interest receivable and other assets	34,897	35,133
Receivable for securities sold	23,851	1,990
Deferred financing costs, net	4,222	4,718
Deferred tax asset, net	3,003	9,125

Total assets	$ 2,164,718	$ 2,072,352

LIABILITIES

Credit facility	$ 303,000	$ 343,000
SBIC debentures (par: $261,200 and $240,000 as of June 30, 2017 and December 31, 2016, respectively)	255,663	235,686
4.50% Notes (par: $175,000 as of both June 30, 2017 and December 31, 2016)	173,254	172,893
6.125% Notes (par: $90,655 as of both June 30, 2017 and December 31, 2016)	88,905	88,752
Accounts payable and other liabilities	10,821	14,205
Payable for securities purchased	36,032	2,184
Interest payable	3,814	4,103
Dividend payable	10,484	10,048

Total liabilities	881,973	870,871

NET ASSETS

Common stock	567	543
Additional paid-in capital	1,228,185	1,143,883
Accumulated net investment income, net of cumulative dividends	22,751	19,033
Accumulated net realized gain from investments, net of cumulative dividends	(42,758)	(58,887)
Net unrealized appreciation, net of income taxes	74,000	96,909

Total net assets	1,282,745	1,201,481

Total liabilities and net assets	$ 2,164,718	$ 2,072,352

NET ASSET VALUE PER SHARE	$ 22.62	$ 22.10

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net investment income	$ 32,693	$ 27,648	$ 63,860	$ 54,813
Share-based compensation expense	2,798	2,251	5,067	3,840
Distributable net investment income (1)	$ 35,491	$ 29,899	$ 68,927	$ 58,653

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.58	$ 0.54	$ 1.15	$ 1.07
Distributable net investment income (1) per share -
Basic and diluted	$ 0.63	$ 0.58	$ 1.24	$ 1.15

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600